Exhibit 99.1

Behringer Harvard Completes Financing for Two
Prominent Office Towers in Chicago and Houston

DALLAS, August 2, 2011 — Behringer Harvard announced today that it has refinanced the maturing debt on One Financial Place, a 1,041,288-square-foot office property that houses many prominent trading and financial firms and is the southern anchor of Chicago’s Financial District.

New financing with a two-year term was provided for One Financial Place by JPMorgan Chase. The loan, which was arranged by HFF, also includes three one-year extension options. Approximately 110,000 square feet of space is now available for lease at One Financial Place, including up to 35,000 square feet of contiguous space. Leasing is provided by Jones Lang LaSalle.

In addition to One Financial Place, Behringer Harvard also completed the financing of One BriarLake Plaza, a 502,410-square-foot office property in west Houston’s Westchase district. Proceeds from this financing, along with cash on hand, were used to repay the outstanding balance under Behringer Harvard REIT I, Inc.’s credit facility.

NorthMarq arranged new financing for One BriarLake Plaza provided by Bank of America, the senior lender, and SBAF Mortgage Fund I/Lender, LLC, the mezzanine lender. This property was 98 percent leased as of June 30, 2011.

“To complete these refinancing transactions, we have invested significant additional equity,” said Mr. Scott Fordham, COO of Behringer Harvard REIT I, Inc. “These investments underscore our REIT’s continuing strategic commitment to the Chicago and Houston real estate markets.”

Behringer Harvard REIT I, Inc. owns interests in four properties in the central business district of Chicago comprising approximately 4.4 million square feet and five office properties in Houston comprising approximately 3.0 million square feet. These holdings in Chicago and Houston represent approximately 31 percent of the square feet in the portfolio of Behringer Harvard REIT I, Inc.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Programs sponsored and managed by the Behringer Harvard group of companies have attracted equity of more than $5 billion and investments into more than $11 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 9999 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described under “Risk Factors” in the

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Annual Report on Form 10-K for Behringer Harvard REIT I, Inc. for the year ended December 31, 2010, as supplemented in Quarterly Reports on Form 10-Q. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Nicole Traycoff Richards Partners for Behringer Harvard nicole_traycoff@richards.com 214.891.5751

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